EXHIBIT 16.1

SRCO Professional Corporation Chartered Professional Accountants Licensed Public Accountants Park Place Corporate Centre 15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca

May 8, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: DLT Resolution Inc.

We have read Item 4.01 of Form 8-K dated May 8, 2025 of DLT Resolution Inc. and are in agreement with the statements contained therein as it pertains to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practice public accounting by the Chartered Professional Accountants of Ontario